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EXHIBIT 10.10

FILMCAPITAL, INC.

April 22, 2002

Mr. Gray Frederickson
Mr. Mark Stansberry
GrayMark Productions, LLC
P.O. Box 5483
Edmond, Oklahoma 73083

Dear Gray and Mark:

The purpose of this letter is to set forth our agreement regarding consulting services that have been performed for Oklahoma Entertainment Partners and its proposed affiliated entities ("OEP"), and/or GrayMark productions, LLC ("GrayMark") and the potential funding of various feature film projects.

For ne dollar and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we hereby agree as follows:

This agreement replaces and terminates any prior and previous agreements and understanding by and between the following individuals: Gray Frederickson, Mark A. Stansberry, Robert Sandman and Roger Oldfield, and any entities which the individuals may hold ownership including OEP, GrayMark, FilmCapital, Inc. Horizon Entertainment, Inc., CitiCapital, Inc., and Global Trade and Develop Corporation.

It is agreed that the total consulting fee to be paid to FilmCapital for the preparation of all previous consulting, business plans and other packaging and documentation related to funding for film related projects, and the past provision of all consulting services ("Past Services) shall be $50,000. This consulting fee shall be paid to FilmCapital solely from third party feature film funding, I.e. any film or television projects funded through outside GrayMark company investors received by GrayMark and/or film or television projects ("Funding"). It is understood by and between the parties that there is on guarantee that third party feature film funding shall occur. This Past Services fee shall be payable to FilmCapital at the below identified address in the amount of 4% of such Funding, and shall be immediate payable upon the receipt of Funding. It is further agreed that GrayMark and FilmCapital shall have a "gentlemen's agreement that GrayMark shall use its best efforts to pay more than the above percentage in order to pay the total fee for Past Services as quickly as possible. Once the $50,000 amount has been cumulatively reached as a function of the above fee payments, FilmCapital shall receive no further compensation. Any agreements regarding compensation for any future services shall be negotiated between the parties on a deal by deal basis. GrayMark has and shall have the right to use and adapt all the business plans and other documentation previously prepared for the use of OEP or GrayMark.

If the foregoing is acceptable as an accurate understanding of our agreement, please sign in the space provided below for your signature.

AGREED AND ACCEPTED THIS 29TH DAY OF APRIL, 2002.

FILMCAPITAL, INC.

/s/ ROGERT SANDMAN Robert Sandman, individually, and for FilmCapital, Inc. and affiliated companies	/s/ ROGER OLDFIELD Roger Oldfield, individually, and for FilmCapital, Inc., and affiliated companies 5/6/02
GRAYMARK PRODUCTIONS, LLC
/s/ GRAY FREDERICKSON Gray Frederickson, Individually, and for Graymark Productions, LLC	/s/ MARK A. STANSBERRY Mark A. Stansberry, individually, and for Graymark Productions, LLC 4/29/02

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  EXHIBIT 10.10